UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number: 000-50130

                            Trancom Industries, Inc.
                            -------------------------
             (Exact name of registrant as specified in its charter)

       44 East Mifflin Street, Suite 801, Madison, WI 53704 (608) 251-0267
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
                           ---------------------------
            (Title of each class of securities covered by this Form)

                                      None
              ----------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [_]            Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)       [_]            Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [_]            Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]            Rule 12g-3(b)(2)(ii)       [_]
                                          Rule 15d-6                 [_]

Approximate  number of holders of record as of the certification or notice date:
41


Pursuant to the  requirements  of the  Securities  Exchange  Act of 1934 Trancom
Industries, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: March 18, 2003
                        By:  /s/ Michael Brozek
                            --------------------------------------------
                            Michael Brozek, President, Secretary and Director

                        By:  /s/ Michael Faye
                            --------------------------------------------
                            Michael Faye, Vice President, Treasurer and Director

                        By:  /s/ Barbara Linton
                            --------------------------------------------
                            Barbara Linton, Director

                        By:  /s/ Andrew Malion
                            --------------------------------------------
                            Andrew Malion, Director

                        By:  /s/ Joel Skornicka
                            --------------------------------------------
                            Joel Skornicka, Director